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                                                                    Exhibit 99.1


FindWhat.com                                                      News Release
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Contact:
FindWhat.com, Fort Myers
Karen Yagnesak
239.561.7229
KarenY@FindWhat.com


           FINDWHAT.COM ANNOUNCES STRATEGIC RELATIONSHIP WITH VERIZON
                              INFORMATION SERVICES
     - Verizon SuperPages.comSM Service To Offer Enhanced Local Advertising Options Fueled by FindWhat.com Private Label Service -

FORT MYERS, FL - DECEMBER 3, 2003 - FINDWHAT.COM (NASDAQ: FWHT), a leading developer and provider of performance-based marketing services for the Internet, today announced the signing of a private label contract with Verizon Information Services (VIS), the world's largest yellow pages publisher (Verizon SuperPages) and provider of the leading Internet directory service (SuperPages.com) in the U.S. VIS is part of Verizon Communications (NYSE:VZ), the largest provider of wireline and wireless communications in the United States. Financial terms of the contract were not disclosed.

Highlights include:

o FindWhat.com enters the rapidly expanding local search market via a private label relationship with Verizon
     o Relationship follows corporate expansion strategy to align with the best-of-the-best in their respective industries and/or geographies
o    Verizon expected to launch enhanced local advertising service early in 2004
o    According to The Kelsey Group
     o Verizon's Superpages.com is the largest online yellow pages service in the U.S.
     o The U.S. online yellow pages market is expected to grow at a compound annual growth rate of 59%, reaching an expected $5.2 billion in 2008

Under the terms of the revenue sharing-based licensing agreement, FindWhat.com will provide the technology and business operations expertise to support enhanced local SuperPages.com advertising services. The services will employ the existing infrastructure and systems at FindWhat.com and the technology will reside on FindWhat.com's globally redundant data centers. FindWhat.com's private label service currently fuels Lycos's InSite(TM) AdBuyer advertising service and should soon be the underpinning of a paid listings service in Japan, through a licensing agreement with Mitsui & Co., Ltd. announced in September.

According to eMarketer, there are approximately 5 million businesses online in the United States, yet very few take advantage of the relatively low cost of keyword-based search advertising. On average, keyword search costs $0.29 cost per lead, while other direct methods of marketing, such as direct mail, can cost up to $9.94 per lead. (Source: U.S.Bancorp Piper Jaffray). Furthermore, The Kelsey Group expects online yellow page revenues to grow to $5.2 billion in 2008, given the high demand for a high-quality local search option for Internet users, and conversely, improved local advertising services for online businesses

"Search advertising and the yellow pages go hand-in-hand--in fact, we have always described our keyword-targeted adverting service as the online equivalent of the yellow pages," said Craig Pisaris-Henderson, chairman and CEO of FindWhat.com. "After studying the powerful potential to combine the two disciplines for some time,
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we are very enthusiastic about entering the localized online search market with
Verizon and look forward to providing, with Verizon, the best local search solution for Internet users."

"The Internet has become an essential tool for businesses that market products both nationally and globally, " said Lester Chu, VIS vice president - marketing and strategic planning. "Now, with FindWhat.com's help, Verizon SuperPages.com can dramatically enhance advertising options for businesses that market products and services targeted to local markets."


ABOUT FINDWHAT.COM(R)
FindWhat.com operates online marketplaces that connect the consumers and businesses that are most likely to purchase specific goods and services with the advertisers that provide those goods and services. Online advertisers determine the per-click fee they will pay for their advertisements, which FindWhat.com and its private-label partners such as Terra Lycos's Lycos.com and HotBot distribute to millions of Internet users. The FindWhat.com Network includes hundreds of distribution partners, such as CNET's Search.com, Excite, Webcrawler, MetaCrawler, Dogpile, and Microsoft Internet Explorer Autosearch. Advertisers bid against each other for particular keywords or phrases through an open, automated, bid-for-position system, where the advertisement of the website with the highest bid appears first, with all other advertisers listed in descending bid order. This cost-effective, pay-for-performance model allows Web advertisers to pay only for those prospects which click-through to their sites, and increases their potential for exposure through the millions of advertisements distributed throughout the network per day. More information on FindWhat.com is available on the Company's website at http://www.FindWhat.com.

FORWARD LOOKING STATEMENTS
This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as "plan," "intend," "believe" or "expect'" or variations of such words and similar expressions are intended to identify such forward-looking statements. Key risks are described in FindWhat.com's reports filed with the U.S. Securities and Exchange Commission, including Amendment No. 1 to Annual Report on Form 10-KSB for fiscal 2002 and the most recent quarterly report on Form 10-Q. Readers should note that these statements may be impacted by several factors, including economic changes and changes in the Internet industry generally and, accordingly, FindWhat.com's actual performance and results may vary from those stated herein, and FindWhat.com undertakes no obligation to update the information contained herein.

FINDWHAT IS A REGISTERED TRADEMARK OF FINDWHAT.COM.
SUPERPAGES AND SUPERPAGES.COM ARE REGISTERED TRADEMARKS OF VIS' SUBSIDIARY, VERIZON DIRECTORIES CORP.

ALL OTHER TRADEMARKS ARE THE PROPERTY OF THEIR RESPECTIVE OWNERS.